Exhibit 99.9

ADDITIONAL WARRANTS

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND SUBJECT TO SECTION 6 BELOW, NO OFFER, SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION MAY BE EFFECTED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THE SECURITIES, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (3) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION (WHICH OPINION MAY BE RENDERED BY IN-HOUSE COUNSEL).

WARRANT TO PURCHASE 15,972 SHARES OF COMMON STOCK

Issue Date: May 31, 2011

THIS CERTIFIES THAT, for value received, CDCF II GNE Holding, LLC (together with its transferees, “Holder”), is entitled to subscribe for and purchase Fifteen Thousand Nine Hundred and Seventy Two (15,972) shares (the “Warrant Shares”) of fully paid and nonassessable $0.01 par value per share Common Stock (the “Common Stock”) of Grubbs & Ellis Company, a Delaware corporation (“Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in Section 17 hereof.

1.       Warrant Price.  The “Warrant Price” shall initially be one cent ($0.01) per share, subject to adjustment as provided in Section 7 below.

2.       Conditions to Exercise. Unless this Warrant has previously expired pursuant to the terms specified herein, the purchase right represented by this Warrant may be exercised, subject to adjustment as provided in Section 7 below, during the term commencing on the Issue Date and ending at 5:00 P.M. Pacific time on the third anniversary of the Issue Date of this Warrant (the “Expiration Date”) only in the following circumstances:

(a)       Exercisability Upon Satisfaction of Fundamental Change Condition.  Holder may exercise this Warrant on or before the Expiration Date upon the occurrence of a Fundamental Change in which the consideration received for each share of Common Stock has a fair market value equal to or greater than One Dollar and Ten Cents ($1.10) per share (the “Trigger Price”); provided that if an Early Termination Event occurs this Warrant shall terminate and be of no further force and effect; or

(b)       Exercisability Upon Satisfaction of VWAP Condition.  Holder may exercise this Warrant on or before the Expiration Date beginning from the first date on which the VWAP for any thirty (30) consecutive calendar day period following the date hereof is equal to or greater than the Trigger Price.

3.       Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant; Put Rights.  Subject to Section 2 hereof, the Warrant may be exercised, at the option of the Holder, by any one or combination of the following methods:

(a)       Cash Exercise.  Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised, by Holder, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 20 below) and by providing payment to Company, by wire transfer of immediately available funds, of an amount equal to the product of the Warrant Price per share multiplied by the number of Warrant Shares then being purchased.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased (the “Share Certificates”) shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes).  Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

(b)       Cashless Exercise.  Subject to Section 2 hereof, if the Per Share Market Value of one share of Common Stock on the date of exercise is greater than the Warrant Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, Holder may exercise this Warrant by a cashless exercise by surrender of this Warrant at the principal office of Company together with the properly endorsed Notice of Exercise in which event Company shall issue to Holder a number of shares of Common Stock computed using the following formula:

X = Y - (A)(Y)
B

Where	X =	the number of shares of Common Stock to be issued to Holder.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

	A =	the Warrant Price.

	B =	the Per Share Market Value of one share of Common Stock on the date of exercise.

       In the event of any exercise of the rights represented by this Warrant, the Share Certificates shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes).  Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

(c)       Loan Reduction Exercise.  Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised, by Holder, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company and by delivering to Company an executed amendment to the Credit Agreement among Grubb & Ellis Management Services, Inc., as Borrower, Grubb & Ellis Company, as Parent Guarantor, the Several Lenders from time to time parties thereto, and ColFin GNE Loan Funding, LLC, as Administrative Agent, dated as of April 15, 2011. (the “Credit Agreement”), reducing the principal amount owed by an amount equal to the product of the Warrant Price per share multiplied by the number of Warrant Shares then being purchased.  In the event of any exercise of the rights represented by this Warrant, Share Certificates shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes).  Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

4.       Representations and Warranties of Holder and Company.

(a)       Representations and Warranties by Holder.  Holder represents and warrants to Company with respect to this purchase as follows:

(i)       Authorization.  All company action on the part of Holder, its officers, directors, shareholders, members or partners, as applicable, necessary for the authorization, execution, delivery and performance of its obligations under this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Holder enforceable in accordance with its terms.

(ii)       Evaluation.  Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Company so that Holder is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its interests.

(iii)       Resale.  Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein and the other representations and warranties of Holder contained herein.

(iv)       Rule 144.  Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.  Holder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(v)       Accredited Investor.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(vi)       Opportunity To Discuss.  Holder has read, understood, and is familiar with Company’s public filings available at the Securities and Exchange Commission's website and has had an opportunity to discuss Company’s business, management and financial affairs with its management and an opportunity to review Company’s facilities.  Holder understands that such discussions, as well as the written information issued by Company, were intended to describe the aspects of Company’s business and prospects which Company believes to be material but were not necessarily a thorough or exhaustive description.

(b)       Representations and Warranties by Company.   Company hereby represents and warrants to Holder as follows:

(i)       Corporate Organization and Authority.  Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation~~,~~ and (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted. Company is qualified as a foreign corporation in all jurisdictions where such qualification is required except in each jurisdiction in which failure to so qualify would not have a material adverse effect on the business, operations, assets, liabilities, results of operations or financial condition of Company.

(ii)       Corporate Power .  Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

(iii)       Authorization; Enforceability.  All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, or to principles of equity.

(iv)       Valid Issuance of Warrant and Warrant Shares.  This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws.  Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant or except as created by Holder.  Subject to the accuracy of Holder’s representations and warranties contained in Section 4(a), the offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state securities laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v)       No Conflict.  The execution, delivery, and performance of this Warrant will not result in (a) any violation of, conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Certificate of Incorporation or by-laws; (2) any provision of any material judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any material contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any material statute, rule, or governmental regulation applicable to Company, or (b) the creation of any lien, charge or encumbrance upon any material assets of Company.

(vi)       Capitalization.  The capitalization table of Company attached hereto as Annex A is complete and accurate as of May 31, 2011 and reflects (a) all outstanding capital stock of Company and (b) all outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company.  Company has authorized the issuance of a total of 20,000,000 shares of Preferred Stock, 1,000,000 of which have been designated as Series A Preferred Stock, and 200,000,000 shares of Common Stock and no other shares of preferred stock have been designated or issued.

5.       Legends.

(a)       Legend.  Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THE SECURITIES, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (3) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION (WHICH OPINION MAY BE RENDERED BY IN-HOUSE COUNSEL).

Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied.  Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b)       Removal of Legend and Transfer Restrictions.  The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, or (ii) Company has received an opinion of counsel (which may include the opinion of in-house counsel) reasonably satisfactory to Company to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction.

6.       Conditions to Transfer or Exercise of Warrant.  Subject to the further provisions of this Section 6, this Warrant and the Warrant Shares represented hereby may be sold, transferred, conveyed or assigned by Holder.  This Warrant may not be transferred to any person who is not an “accredited investor,” as such term is defined in Regulation D promulgated under the Act.  It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise for investment purposes only, not as a nominee or agent, and not with a view to any sale or distribution.  As further condition to each transfer, at the request of Company, Holder shall surrender this Warrant to Company and the transferee shall receive and accept a Warrant, of like terms, tenor and date, executed by Company.

7.       Adjustment for Certain Events.

(a)       Adjustment Exceptions.  The number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 7 (in each case, after taking into consideration any prior adjustments pursuant to this Section 7); provided that this Section 7 will not apply to:  (i) the issuance of any Additional Warrants (as defined in the Credit Agreement); (ii) the issuance of any Common Stock upon the exercise of the Closing Date Warrants (as defined in the Credit Agreement) or any Additional Warrants; (iii) the issuance of Common Stock upon conversion of the Company’s existing outstanding 12% cumulative participating perpetual convertible preferred stock upon the terms and subject to the conditions of the Certificate of the Powers, Designations, Preferences and Rights of the 12% Cumulative Participating Perpetual Convertible Preferred Stock as such conversion terms thereof are in effect as of April 15, 2011;  (iv) the issuance of Common Stock upon conversion of the Company’s existing outstanding 7.95% convertible senior securities due 2015, upon the terms and subject to the conditions of the Indenture for the 7.95% Convertible Senior Securities due 2015 as such conversion terms thereof are in effect as of April 15, 2011; and (v)  the issuance of Common Stock as equity compensation to employees, officers, directors and independent contractor brokers (in each case including as inducements to new hires or appointees) (collectively the “Equity Compensation Grants”), provided that this exception to the adjustment provisions of this Section 7 is limited to the following Equity Compensation Grants: (A) the issuance of any shares of common stock pursuant to any outstanding (as of April 15, 2011) options, restricted stock awards, stock appreciation rights, phantom stock rights or other equity grants (the “Existing Equity Compensation”), and (B) the issuance of an additional 2,000,000 shares of Common Stock in the form of options, restricted stock awards, stock appreciation rights, phantom stock rights or other equity grants (the “Additional Equity Compensation”) and the issuance of the Common Stock underlying such Additional Equity Compensation plus any Additional Equity Compensation and any Existing Equity Compensation that is forfeited, expired or terminated provided that any amount issued in excess of the above will result in any requisite adjustment under this Section 7.

(b)       Adjustment to Number of Warrant Shares Upon Issuance of Common Stock. Except in the case of an event described in either Section 7(d) or Section 7(e), if Company shall, at any time or from time to time after the Issue Date, issue or sell, or in accordance with Section 7(c) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than either:  (i) the Per Share Market Value or (ii) the Trigger Price, as such amounts are proportionately adjusted for stock splits, reverse stock splits, stock combinations, stock dividends and other distributions and recapitalizations affecting the Common Stock after the Issue Date, (collectively the “Original Prices” and the greater of (i) or (ii) the “Original Adjustment Price”), then immediately upon such issuance or sale (or deemed issuance or sale), the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such issuance or sale (or deemed issuance or sale) shall be increased to a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant

Shares issuable upon exercise of this Warrant immediately prior to such issuance or sale (or deemed issuance or sale) by a fraction (which shall in no event be less than one):

(i)       the numerator of which shall be the number of shares of Common Stock then outstanding immediately after such issuance or sale (or deemed issuance or sale); and

(ii)       the denominator of which shall be the sum of (A) the number of shares of Common Stock then outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock which the aggregate amount of consideration, if any, received by Company upon such issuance or sale (or deemed issuance or sale) would purchase at the Original Adjustment Price.

(c)       Effect of Certain Events on Adjustment to Number of Warrant Shares. For purposes of determining the adjusted number of Warrant Shares under Section 7(b) hereof, the following shall be applicable:

(i)       Issuance of Options. If Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 7(c)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than either of the Original Prices in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Shares under Section 7(b)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 7(b)) of (x) the total amount, if any, received or receivable by Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options.  Except as otherwise provided in Section 7(c)(iii), no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)       Issuance of Convertible Securities.  If Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 7(c)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than either of the Original Prices in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Shares pursuant to Section 7(b)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 7(b)) of (x) the total amount, if any, received or receivable by Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 7(c)(iii), (A) no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the number of Warrant Shares shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the number of Warrant Shares have been made pursuant to the other provisions of this Section 7(c).

(iii)       Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 7(c)(i) hereof or any Convertible Securities referred to in Section 7(c)(ii) hereof, then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the number of Warrant Shares pursuant to this Section 7) the number of Warrant Shares issuable upon exercise of this Warrant at the time of such change shall be adjusted or readjusted, as applicable, to the number of Warrant Shares which would have been in effect at such time pursuant to the provisions of this Section 7 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment, the number of Warrant Shares issuable upon exercise of this Warrant is increased.

(iv)       Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 7 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by Company), the number of Warrant Shares then issuable upon exercise of this Warrant shall forthwith be changed pursuant to the provisions of this Section 7 to the number of Warrant Shares which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued, provided that this Section 7(c)(iv) will not apply to the extent the Warrant is exercised.

(v)       Calculation of Consideration Received. If Company shall, at any time or from time to time after the Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 7(c), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by Company shall be the Per Share Market Value for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration shall be the dollar amount thereof and the fair value of any consideration other than cash or marketable securities shall be determined by an Independent Appraiser.

(vi)       Record Date. For purposes of any adjustment to the number of Warrant Shares in accordance with this Section 7, in case Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided such distribution is actually made.

(vii)       Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 7.

(viii)       Other Dividends and Distributions. Subject to the provisions of this Section 7(c), if Company shall, at any time or from time to time after the Issue Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date (as hereinafter defined), retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(d)       Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock.  If Company shall, at any time or from time to time after the Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased.  If Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased.  Any adjustment under this Section 7(d) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e)       Adjustment to Number of Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger.  Subject to Section 2(a), in the event of any (i) capital reorganization of Company, (ii) reclassification of the stock of Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of Company with or into another Person, (iv) sale of all or substantially all of Company's assets to another Person, (v) transaction constituting a Fundamental Change or (v) other similar transaction (other than any such transaction covered by Section 7(d)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant.  In the event of a Fundamental Change, following which the Warrants would cease to represent the right to acquire securities, no adjustment shall be made pursuant to the terms hereof.  The provisions of this Section 7(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, if the Warrant is exercisable in accordance with Section 2 hereof with respect to any corporate event or other transaction contemplated by the provisions of this Section 7(e), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 7(e) with respect to this Warrant.

(f)       Certain Events. If any event of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7(f) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 7.

8.       Notice of Adjustments.  Whenever the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 20 hereof.

9.       Financial and Other Reports.  From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder, if Company is a private company, (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each fiscal month of each fiscal year, certified by Company’s president or chief financial officer, and (b) Company’s complete annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements certified by an independent certified public accountant selected by Company within 120 days of the fiscal year end or, if sooner, promptly following such time as Company’s Board of Directors receives the audit.  If Company is a publicly held company, it shall deliver to Holder quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC.  All such statements are to be prepared using GAAP and, if Company is a publicly held company, are to be in compliance with SEC requirements.  At the time of Company’s delivery of quarterly financial statements in accordance with this Section 9, Company shall also deliver to Holder an updated capitalization table of Company in the form attached hereto as Annex A.  For so long as Company is a privately held company, Holder agrees to hold in confidence and trust and not to improperly use or disclose any information provided to or learned by Holder in connection with its rights under this Section 9 regarding the business as conducted by Company as of today’s date on the same terms and conditions as set forth in Section 11.8 of the Credit Agreement.

10.       Transferability of Warrant.  This Warrant is transferable on the books of Company at its principal office by the registered Holder upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws.  Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred.  Upon any partial transfer, Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred.  Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company or to any significant shareholder or any direct or indirect subsidiary of any such direct competitor of the Company which is known or should be known as such to the Holder.

11.       Registration Rights. Company grants registration rights to Holder of this Warrant for any Common Stock of Company obtained by Holder upon exercise or conversion of this Warrant, pursuant to the Registration Rights Agreement dated as of April 15, 2011 between Grubb & Ellis Company CDCF II GNE Holding, LLC and CFI GNE Warrant Investor, LLC and subject to pro rata limitations on the number of securities which can be included in a registration among other persons who have the right to register securities pursuant to “piggyback” rights afforded to such persons.

12.       No Fractional Shares.  No fractional share of Common Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

13.       Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

14.       No Shareholder Rights Until Exercise; Additional Rights.  Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.  Company agrees that if it shall at any time in any manner grant to or confer upon any other holder of a warrant any right or benefit that has the effect of establishing rights or otherwise benefiting the holder of any such warrant, in their capacity as holder of such warrant, in a manner more favorable than the rights and benefits established in favor of the Holder (“Additional Rights”) then, in each case, the Holder shall automatically and without further action on behalf of Holder or Company receive substantially the same rights and benefits as the Additional Rights afforded to such other holder of a warrant.

15.       Registry of Warrant.  Company shall maintain a registry showing the name and address of the registered Holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

16.       Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

17.       Definitions.  For purposes of this Warrant, the following terms have the following meanings:

              “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

              “Board” means the board of directors of Company.

              “Capital Stock” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

              “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

              “Early Termination Event” means any consummation of (a) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which Common Stock would be converted into cash, or (b) any consolidation or merger involving Company pursuant to which Common Stock will be converted into cash; provided that in the case of either (a) or (b) of this definition, the applicable transaction is an all-cash transaction, and each holder of Common Stock receives an amount less than the Trigger Price.

              “Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 2 shall have been satisfied at or prior to 5:00 p.m., Pacific time, on a Business Day, including, without limitation, the receipt by Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

              “Fundamental Change” means the occurrence after the time of the Issue Date, the following:

       (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of Company’s Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity); or

       (b) consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets, or (B) any statutory share exchange, consolidation or merger involving Company pursuant to which Common Stock will be converted into cash, securities or other property, or (C) any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all Company’s assets and the assets of Company’s Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned Subsidiary) shall have occurred, provided that the following shall not be a Fundamental Change:

              (i) any transaction pursuant to which holders of Company’s Capital Stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after the transaction; or

              (ii) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

       (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose nomination, election or appointment by such board or whose nomination for election by Company’s stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, nomination or appointment was previously so approved) cease for any reason to constitute 50% or more of the Board of Directors then in office; or

       (d) Company’s stockholders shall have approved any plan of liquidation or dissolution; or

       (e) the Common Stock (or other common stock into which the Securities are then convertible pursuant to the terms of this Indenture) ceases to be listed on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE Amex (or their respective successors).

              “Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of Company) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either Company or the Holder of any Warrant.

              “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

              “Per Share Market Value” means on any particular date (a) the last sale price per share of the Common Stock on such date on the NYSE Amex (or their respective successors) or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NYSE Amex (or their respective successors). or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Common Stock in the over the counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or

similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five (5) Trading Days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser mutually agreeable to Company and the Holder; provided, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.  The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of Company determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties.  In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

              “Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

              “Trading Day” means a day on which the principal Trading Market is open for trading.

              “Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

              “Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

              “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Shares are not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Shares are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Share so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an Independent Appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

18.       Miscellaneous.

(a)       Issue Date.  The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on April 15, 2011.

(b)       Successors.  This Warrant shall be binding upon any successors or assigns of Company.

(c)       Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(d)       Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(e)       Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

19.       No Impairment.  Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

20.       Addresses.  Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 20.

If to Company:	Grubb & Ellis Company
1551 N. Tustin Ave., Suite 300
Santa Ana, CA 92705
Attn: Chief Financial Officer

With Copies to:	Zukerman, Gore, Brandeis & Crossman, LLP
875 Third Avenue
New York, NY 10022
Attn: Clifford A. Brandeis

If to Holder:	CDCF II GNE Holding, LLC
c/o Colony Capital, LLC
2450 Broadway, 6th floor
Santa Monica, CA 90404
Attn: Todd Sammann

With Copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn: Rick Madden and Kristine Dunn

If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

21.       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

22.       GOVERNING LAW.  THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE'S LAWS.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officer thereunto duly authorized.

GRUBBS & ELLIS COMPANY

By:	/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

Dated as of May 31, 2011.

Accepted and Agreed to

By: CDCF II GNE Holding, LLC

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

NOTICE OF EXERCISE

To:
[Name of Company]
_____________________
_____________________
_____________________

2.
The undersigned Warrantholder (“Holder”) elects to acquire shares of the Common Stock (the “Common Stock”) of _____________ (the “Company”), pursuant to the terms of the Stock Purchase Warrant issued effective [•] (the “Warrant”).

3.	Holder exercises its rights under the Warrant as set forth below:

	( )	Holder elects to purchase _____________ shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $___________ as payment of the purchase price.

	( )	Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) of the Warrant.

	( )	Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(c) of the Warrant.

4.	Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution and that Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Common Stock in the name of Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

[NAME OF HOLDER]

By:
Name: Title:

Date: _______ ___, 20____

ANNEX A

FORM OF

CAPITALIZATION TABLE

(as of May 31, 2011)

Class of Stock or Equity Interest	Amount Authorized (if applicable)	Amount Outstanding	Number of Shares Outstanding (or Shares underlying such equity interest)
Common Stock; $0.01 par value	200,000,000	69,921,581 (1)	69,921,581
Preferred Stock; $0.01 par value	19,000,000	0	0
12% Cumulative Participating Perpetual Convertible Preferred Stock; $0.01 par value	1,000,000	965,700	58,527,214
Options	(2)	321,400	321,400
Unvested Restricted Stock	(2)	4,257,843	4,257,843
Phantom Stock	NA	4,058,251	4,058,251
Treasury Stock	NA	1,267,974	1,267,974
7.95% convertible senior securities due 2015; convertible at the rate of 445.583 Shares for each $1,000 principal amount	NA	$31,500,000	14,035,865

(1)  Includes Unvested Restricted Stock set forth on this table, but does not include Phantom Stock set forth in this table.

(2)  590,175 Shares remaining available for future issuance under previously authorized equity compensation plans.